UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2010

Capital Growth Systems, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661

 (Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

 (Registrant's Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On January 25, 2010, Richard E. Worthy resigned as a member of the Board effective immediately.  At the time of his resignation, Mr. Worthy was the Chairman of the Board’s Compensation Committee.  Mr. Worthy’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d)  Appointment of New Director

On January 29, 2010, the directors of the Company, pursuant to their authority under the Company’s Amended and Restated By-laws, appointed Bradford R. Higgins to the Board effective immediately upon appointment.  Mr. Higgins has also been appointed to the Board’s Audit Committee.

Mr. Higgins is currently the Managing Partner, US Investments, for SOSventures, LLC.  SOSventures, LLC is a privately funded venture capital firm with a primary investment focus on environmental and energy efficiencies.  Additionally, Mr. Higgins currently serves as President and Chairman of the Board of JumpStart International, a humanitarian aid organization that has conducted extensive efforts in Iraq and is currently operating in Gaza.  From 2004 through 2009, Mr. Higgins worked for the US Department of State, serving as the Assistant Secretary of State for Resource Management & Chief Financial Officer from February 2006 through January 2009.  In this capacity, his responsibilities included managing the Department’s $30 billion plus budget and developing the Department’s strategic and performance planning efforts.  Prior to becoming CFO for the Department of State, he served two tours of service in Iraq as the Director of Strategic Planning & Assessments for the US Mission in Baghdad, and prior to that assignment, as Chief of Planning, Iraq Reconstruction Management Office, Baghdad, and Chief Financial Officer, Coalition Provisional Authority, Baghdad.  Prior to his public service, Mr. Higgins spent over twenty years on Wall Street working in both investment banking and asset management, including roles as Managing Director at Bear Stearns Asset Management; Executive Vice President, Columbus Circle Investors; Managing Director, CS First Boston, (as head of Public Power and Infrastructure banking, he served as the banker/advisor to many of the largest and most successful financings in the US public sector market); and Vice President, Goldman Sachs Municipal Bond Department, co-head Tax-exempt Energy Group.  Mr. Higgins started his career as a corporate associate at the law firm of Simpson Thacher & Bartlett.  He received both his AB and JD from Columbia University.

In remuneration for his services as a non-management member of the Board, Mr. Higgins will receive $10,000 annually, payable on a quarterly basis for each quarter that he serves as a director of the Company.  Service on the Board includes attending up to ten Board/committee meetings per year, at least four of which are to be in-person (the “Meeting Minimum”).  For each in-person Board/committee meeting in excess of the Meeting Minimum, Mr. Higgins will receive $500 for each half-day and $1,000 for each full-day of Board/committee meetings attended.  For each telephonic Board/committee meeting in excess of the Meeting Minimum, Mr. Higgins will receive $250 for each half-day and $500 for each full-day of Board/committee meetings attended, provided that no additional compensation will be paid for telephonic meetings that do not last more than one hour.

2

The options described below will be issued under the Company’s 2008 Long-Term Incentive Plan (the “Plan”).  A copy of the Plan was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 5, 2008.

Effective January 29, 2010, the Company granted to Mr. Higgins options to purchase 400,000 shares of the Company’s common stock at an exercise price equal to $0.24 per share, with such options expiring January 29, 2020.  The options vest over a period of three years, as follows:  100,000 vest immediately on joining the Board and 100,000 vest on each of the next three anniversaries thereof.  Upon a “change in control,” as the term is defined in the Plan, any unvested options shall vest immediately.  Mr. Higgins may not exercise his vested options until such point in time as the Company has sufficient available shares outstanding for issuance to permit such exercise, exclusive of all shares of common stock reserved for issuance with respect to currently outstanding convertible debentures and the warrants issued to the holders of convertible debentures.

Further, Mr. Higgins will enter into the Company’s form of Director Indemnification Agreement, pursuant to which the Company agreed to indemnify Mr. Higgins from certain expenses, including reasonable attorney’s fees, incurred by Mr. Higgins as a result of serving on the Board (and/or a committee of the Board), subject to certain exclusions for certain delineated matters.  A copy of the Company’s form of Director Indemnification Agreement was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 5, 2008.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which Mr. Higgins had or will have a direct or indirect material interest.

Other than the Director Indemnification Agreement, option issuance and non-management director compensation mentioned herein: (i) there are no arrangements or understandings between Mr. Higgins and any other person pursuant to which Mr. Higgins was selected as a director and (ii) there is no material plan, contract or arrangement (whether or not written) to which Mr. Higgins is a party, or in which he participates, that was or will be entered into or materially amended in connection with the appointment of Mr. Higgins to the Board or any grant or award to Mr. Higgins, or modification thereto, under any such plan, contract or arrangement in connection with any such event.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 29, 2010

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ George A. King
George A. King
President